Exhibit 99.1

Enphase Energy Reports Continued Gross Margin Expansion in the First Quarter of 2018
PETALUMA, Calif., May 1, 2018 — Enphase Energy, Inc. (NASDAQ:ENPH), a global energy technology company and the world’s leading supplier of solar microinverters, announced today financial results for the first quarter of 2018, which included the summary below from its President and CEO, Badri Kothandaraman. Highlights for the quarter included:

•	Revenue of $70.0 million, at the higher end of guidance

•	GAAP gross margin of 26.2%; non-GAAP gross margin of 26.5%

•	GAAP operating loss of $2.5 million; non-GAAP operating income of $0.9 million

•	GAAP EPS of $(0.06); non-GAAP EPS of $(0.01)

•	Ending cash balance of $53.3 million
Revenue and earnings for the first quarter are given below, compared with those of the prior quarter and the year ago quarter:
(In thousands, except per share data)

	GAAP			Non-GAAP
	Q1 2018	Q4 2017	Q1 2017	Q1 2018	Q4 2017	Q1 2017
Revenue	$69,972	$79,674	$54,751	$69,972	$79,674	$54,751
Gross margin	26.2%	23.8%	12.9%	26.5%	24.2%	13.3%
Operating income (loss)	$(2,475)	$(2,133)	$(22,095)	$861	$1,307	$(12,918)
Net income (loss)	$(5,128)	$(2,940)	$(23,305)	$(1,255)	$683	$(13,615)
Basic EPS	$(0.06)	$(0.03)	$(0.30)	$(0.01)	$0.01	$(0.18)
Our first quarter revenue was $70.0 million, a decrease of 12% sequentially from $79.7 million, and an increase of 28% year-over-year. We shipped 180 megawatts DC, or 611,000 microinverters. Our non-GAAP gross margin was 26.5%, an increase of 230 basis points from 24.2% in the prior quarter. The increase was primarily due to pricing management, supply chain optimization and IQ platform transition. Our non-GAAP operating expenses were $17.7 million, a decrease of 2% compared to the prior quarter. We are very pleased to report non-GAAP operating income of $0.9 million, our second consecutive quarter of non-GAAP operating income. Non-GAAP net loss was $1.3 million, which resulted in basic and diluted earnings per share of $(0.01).
We exited the quarter with $53.3 million in cash. Inventory was $18.5 million in the first quarter, compared to $26.0 million in the fourth quarter and $33.8 million in the first quarter of 2017.
In summary, we are pleased with our continued progress towards our 30-20-10 operating model, which we expect to achieve in the fourth quarter of 2018.

BUSINESS HIGHLIGHTS
+ Enphase started shipping IQ 7 to customers in the U.S. during the first quarter of 2018, and recently started shipping IQ 7 to customers in the U.K. IQ 7, with its worldwide SKU, will be phased into worldwide markets throughout 2018.
+ Enphase received the Dutch Solar Innovation Award 2018 in recognition of its seventh-generation IQ™ microinverters for the Enphase Home Energy Solution with IQ™. According to the award jury, the microinverters will make an important contribution to the increased quality of solar power systems installed in the Netherlands.
+ Enphase announced that Enphase Energized™ AC Modules (ACM) from its ACM partners have been installed by over 180 of its solar installation partners in the U.S. just five months after availability. Leading solar module manufacturers have announced partnerships with Enphase to develop AC Modules.
+ Enphase recently announced that it has renewed its commitment to support low-income solar in partnership with GRID Alternatives, the nation's largest nonprofit solar installer. Through donations of its microinverters, Enphase will help GRID Alternatives provide rooftop solar installations and hands-on job training in low-income communities across the United States.
+ On April 16, 2018, Enphase announced the introduction of Enphase IQ™ microinverters across India for the Enphase Microinverter System with IQ™. The IQ family of microinverters supports modules up to 440 Wp, as well as 60- and 72-cell modules.
+ On April 23, 2018, Enphase announced a strategic partnership with Solaria Corporation for the development of an Enphase Energized™ AC Module, the Solaria PowerXT®-AC, integrating our IQ 7+ Microinverters with Solaria’s high-output PowerXT® 355W (60-cell equivalent) modules. The PowerXT®-AC is expected to be available in the U.S. starting in June 2018.

SECOND QUARTER 2018 FINANCIAL OUTLOOK
For the second quarter of 2018, Enphase estimates both GAAP and non-GAAP financial results as follows:
•Revenue to be within a range of $72 million to $80 million
•GAAP and non-GAAP gross margin to be within a range of 26% to 29%
•Non-GAAP operating expense to be within a range of $17.5 million to $18.5 million

•	GAAP operating expense to be within a range of $19.5 million to $20.5 million including an estimated $2.0 million of stock-based compensation expense

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Use of Non-GAAP Financial Measures
The Company has presented certain non-GAAP financial measures in this release. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either exclude or include amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States of America, or GAAP. Reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure can be found in the accompanying tables to this press release. Non-GAAP financial measures presented by the

Company include non-GAAP gross profit, gross margin, operating expenses, income (loss) from operations, net loss and net loss per share.
These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same captions and may differ from non-GAAP financial measures with the same or similar captions that are used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP. As such, these non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company uses these non-GAAP financial measures to analyze its operating performance and future prospects, develop internal budgets and financial goals, and to facilitate period-to-period comparisons. Enphase believes that these non-GAAP financial measures reflect an additional way of viewing aspects of its operations that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting its business.
As presented in the “Reconciliation of Non-GAAP Financial Measures” tables in the accompanying press release, each of the non-GAAP financial measures excludes one or more of the following items for purposes of calculating non-GAAP financial measures to facilitate an evaluation of the Company’s current operating performance and a comparison to its past operating performance:
Stock-based compensation expense. The Company excludes stock-based compensation expense from its non-GAAP measures primarily because they are non-cash in nature. Moreover, the impact of this expense is significantly affected by the Company’s stock price at the time of an award over which management has limited to no control.
Restructuring charges. The Company excludes restructuring charges due to the nature of the expenses being unplanned and arising outside the ordinary course of continuing operations. These costs primarily consist of fees paid for restructuring-related management consulting services, cash-based severance costs related to workforce reduction actions, asset write-downs of property and equipment and lease loss reserves, and other contract termination costs resulting from restructuring initiatives.
Reserve for non-recurring legal matter. This item represents a charge taken for the potential settlement cost related to a dispute with a vendor. This item is excluded as it relates to a specific matter and is not reflective of the Company’s ongoing financial performance.
Non-cash interest expense. The Company excludes non-cash interest expense, which consists primarily of amortization of debt issuance costs, because the expense does not represent a cash outflow for the Company except in the period the financing was secured and such amortization expense is not reflective of the Company’s ongoing financial performance.

Conference Call Information
Enphase Energy will host a conference call for analysts and investors to discuss its first quarter 2018 results and second quarter 2018 business outlook today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). The call is open to the public by dialing (877) 644-1284; participant passcode 8795709. A live webcast of the conference call will also be accessible from the “Investor Relations” section of the Company's website at investor.enphase.com. Following the webcast, an archived version will be available on the website for 30 days. In addition, an audio replay of the conference call will be available by calling (855) 859-2056; participant pass code 8795709, beginning approximately one hour after the call.
Forward-Looking Statements
This press release contains forward-looking statements, including statements related to Enphase Energy’s expected future financial performance, and the expected timing of product introductions. These forward-looking statements are based on the Company’s current expectations and inherently involve significant risks and uncertainties. Enphase

Energy’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of certain risks and uncertainties including those risks described in more detail in the Company’s most recent Annual Report on Form 10-K and other documents on file with the SEC and available on the SEC’s website at www.sec.gov. Enphase Energy undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations, except as required by law.
A copy of this press release can be found on the investor relations page of Enphase Energy's website at investor.enphase.com.
About Enphase Energy, Inc.
Enphase Energy, a global energy technology company, delivers smart, easy-to-use solutions that connect solar generation, storage and management on one intelligent platform. The Company revolutionized solar with its microinverter technology and produces the world’s only truly integrated solar plus storage solution. Enphase has shipped approximately 17 million microinverters, and more than 760,000 Enphase systems have been deployed in over 110 countries. For more information, visit www.enphase.com.
Enphase Energy®, the Enphase logo and other trademarks or service names are the trademarks of Enphase Energy, Inc.

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Contact
Christina Carrabino
Enphase Energy, Inc.
Investor Relations
ir@enphaseenergy.com
+1-707-763-4784 x7294

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2018	2017
Net revenues	$69,972	$54,751
Cost of revenues	51,657	47,703
Gross profit	18,315	7,048
Operating expenses:
Research and development	7,620	9,605
Sales and marketing	6,227	6,458
General and administrative	6,943	5,833
Restructuring charges	—	7,247
Total operating expenses	20,790	29,143
Loss from operations	(2,475)	(22,095)
Other income (expense), net:
Interest expense	(2,292)	(2,139)
Other income (expense)	(126)	1,060
Total other expense, net	(2,418)	(1,079)
Loss before income taxes	(4,893)	(23,174)
Provision for income taxes	(235)	(131)
Net loss	$(5,128)	$(23,305)
Net loss per share:
Basic and diluted	$(0.06)	$(0.30)
Shares used in per share calculation:
Basic and diluted	91,422	76,651

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$53,255	$29,144
Accounts receivable	55,622	65,346
Inventory	18,541	25,999
Prepaid expenses and other	20,435	9,957
Total current assets	147,853	130,446
Property and equipment, net	24,926	26,483
Goodwill	3,664	3,664
Intangibles, net	439	515
Other assets	35,236	8,039
Total assets	$212,118	$169,147
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$14,087	$28,747
Accrued liabilities	37,922	29,874
Deferred revenues	37,408	15,691
Debt, current	14,268	17,429
Total current liabilities	103,685	91,741
Deferred revenues, noncurrent	78,265	29,941
Warranty obligations, noncurrent	22,926	22,389
Other liabilities	1,934	1,880
Debt, noncurrent	36,459	32,322
Total liabilities	243,269	178,273
Total stockholders’ deficit	(31,151)	(9,126)
Total liabilities and stockholders’ deficit	$212,118	$169,147

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2018	2017
Cash flows from operating activities:
Net loss	$(5,128)	$(23,305)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	2,276	2,328
Provision for doubtful accounts	600	142
Asset impairment and restructuring	—	1,920
Amortization of debt issuance costs	537	945
Stock-based compensation	1,571	1,929
Changes in operating assets and liabilities:
Accounts receivable	9,125	11,975
Inventory	7,457	(1,848)
Prepaid expenses and other assets	(1,039)	(3,114)
Accounts payable, accrued and other liabilities	(11,992)	(17,458)
Warranty obligations	1,134	580
Deferred revenues	(1,180)	1,395
Net cash provided by (used in) operating activities	3,361	(24,511)
Cash flows from investing activities:
Purchases of property and equipment	(1,043)	(3,466)
Net cash used in investing activities	(1,043)	(3,466)
Cash flows from financing activities:
Proceeds from issuance of common stock, net of issuance costs	19,923	26,522
Proceeds from debt	2,309	24,162
Principal payments on term debt	(771)	—
Payments under revolving credit facility	—	(10,100)
Proceeds from issuance of common stock under employee stock plans	269	2
Net cash provided by financing activities	21,730	40,586
Effect of exchange rate changes on cash	63	(418)
Net increase in cash and cash equivalents	24,111	12,191
Cash and cash equivalents—Beginning of period	29,144	17,764
Cash and cash equivalents—End of period	$53,255	$29,955

ENPHASE ENERGY, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2018	2017
Gross profit (GAAP)	$18,315	$7,048
Stock-based compensation	198	239
Gross profit (Non-GAAP)	$18,513	$7,287

Gross margin (GAAP)	26.2%	12.9%
Stock-based compensation	0.3%	0.4%
Gross margin (Non-GAAP)	26.5%	13.3%

Operating expenses (GAAP)	$20,790	$29,143
Stock-based compensation(1)	(1,373)	(1,691)
Restructuring charges	—	(7,247)
Reserve for non-recurring legal matter	(1,765)	—
Operating expenses (Non-GAAP)	$17,652	$20,205

(1) Includes stock-based compensation as follows:
Research and development	$618	$752
Sales and marketing	361	378
General and administrative	394	561
Total	$1,373	$1,691

Loss from operations (GAAP)	$(2,475)	$(22,095)
Stock-based compensation	1,571	1,930
Restructuring charges	—	7,247
Reserve for non-recurring legal matter	1,765	—
Income (loss) from operations (Non-GAAP)	$861	$(12,918)

Net loss (GAAP)	$(5,128)	$(23,305)
Stock-based compensation	1,571	1,930
Restructuring, asset impairments and other charges	—	7,247
Reserve for non-recurring legal matter	1,765	—
Non-cash interest expense	537	513
Net loss (Non-GAAP)	$(1,255)	$(13,615)

Net loss per share (GAAP)	$(0.06)	$(0.30)
Stock-based compensation	0.02	0.02
Restructuring, asset impairments and other charges	—	0.09
Reserve for non-recurring legal matter	0.02	—
Non-cash interest expense	0.01	0.01
Net loss per share (Non-GAAP)	$(0.01)	$(0.18)

Shares used in per share calculation GAAP and Non-GAAP	91,422	76,651

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